Exhibit 4.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("this Agreement") is made effective as of April 9, 2003, by and between FullCircle Registry, Inc., a Nevada Corporation, ("the Employer"), of 500 W. Jefferson St., Suite 2310, Louisville, Kentucky 40202, and Steven A. Whitten, ("the Employer"), of 288 Pike Lane, Guston, Kentucky 40142.

         A. Employer is engaged in the business of providing secure data storage and retrieval and other related services, and providing administrative support services for employer's reimbursement of un-insured and other employee out-of-pocket medical expenses, and other services and products as may be offered from time to time.

         B. Employer desires to have the services of Employee.

         C. Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Employer shall employ Employee as a Chief Executive Officer to comply with SEC regulations. Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of Employer and the Employer's supervisory personnel. Employee shall also perform (I) such other duties as are customarily performed by an employee in a similar position, and
(ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Employer. Such duties shall be provided at Louisville, Kentucky and at such other place(s) as the needs, business, or opportunities of the Employer may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee $1.00 per month. This amount shall be paid in accordance with the Employer's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid.

4. TERMINATION DUE TO DISCONTINUANCE OF BUSINESS. If the Employer discontinues operating its business at 500 W. Jefferson St., Suite 2310, Louisville, Kentucky 40202, then this Agreement shall terminate upon notice of termination as provided in this Agreement.

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5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide
Employer with all information, suggestions, and recommendations regarding Employer's business, of which Employee has knowledge, that will be of benefit to Employer.

6. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding the following:

        - inventions
        - machinery
        - products
        - prices
        - apparatus
        - costs
        - discounts
        - future plans
        - business affairs
        - Processes
        - trade secrets
        - technical matters
        - customer lists
        - product design
        - copyrights

and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a two year period after the termination of Employee's employment. During such two year period, neither party shall make or permit the making of any public announcement or statement of any kind that Employee was formerly employed by or connected with Employer.

9. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Employee agrees and covenants that for a period of two years following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to the geographical area that includes all of the State of the United States. Directly or indirectly engaging in any competitive business includes, but is not limited to, (I) engaging in a business as owner, partner, or agent,
(ii) becoming an employee of any third party that is engaged in such business,
(iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business.

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10. OTHER BENEFITS. In further consideration of Employee's service, Employer shall issue ten thousand shares of unrestricted common stock of FullCircle Registry, Inc. For each full month of service beginning on April 9, 2003 and ending on the eight day of each month thereafter, which stock is to be issued on or before the first day of the month following each successive full month of service.

11. TERM/TERMINATION. Employee's employment under this agreement shall be for an unspecified term. This Agreement may be terminated by either party upon thirty days written notice. If Employee is in violation of this Agreement, Employer may terminate employment without notice and with compensation to Employee only to the date of such termination.

12. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memorandum, models, and equipment) that is in the Employee's possession or under the Employee's control which is Employer's property or related to Employer's business.

13. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

      Employer:

         FullCircle Registry, Inc., a Nevada Corporation
         W. Garriott Baker
         Chairman of the Board
         500 W. Jefferson St., Suite 2310
         Louisville, Kentucky  40202

      Employee:

         Steven A. Whitten
         288 Pike Lane
         Guston, Kentucky  40142

Such addresses may be changed from time to time be either party by providing written notice in the manner set forth above.

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14. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed be both parties.

16. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become a valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Kentucky.


      Employer:

                  FullCircle Registry, Inc., a Nevada Corporation



                  By:  _________________________________________________________
                  FullCircle Registry, Inc., a Nevada Corporation


      Employee:

                  By:  _________________________________________________________
                  Steven A. Whitten



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